Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-82926 and No. 333-26049) on Form S-8 of Corning Incorporated of our report dated June 27, 2016, relating to the financial statements and supplemental schedule of the Corning Incorporated Investment Plan for Unionized Employees, which appears in this Annual Report on Form 11-K of the Corning Incorporated Investment Plan for Unionized Employees for the year ended December 31, 2015.

Respectfully Submitted,

/s/ Insero & Co. CPAs, LLP
Certified Public Accountants

Rochester, New York
June 27, 2016

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